Exhibit 10.16

CHESAPEAKE ENERGY CORPORATION
DEFERRED COMPENSATION PLAN
FOR
NON-EMPLOYEE DIRECTORS

CHESAPEAKE ENERGY CORPORATION
DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS
PURPOSE
The purpose of this Plan is to give each Non-Employee Director of Chesapeake Energy Corporation the opportunity to be compensated for service as a Non-Employee Director on a deferred basis. The Plan is also intended to aid the Company in attracting and retaining, as members of the Board, persons whose abilities, experience, and judgment can contribute to the success of the Company. The Plan is adopted effective December 13, 2012.
ARTICLE I
Definitions
Whenever the following terms are used in this Plan, they shall have the meaning specified below, unless the context clearly indicates to the contrary:
1.1    “Account” means a bookkeeping account maintained by the Company to record the payment obligation of the Company to a Non-Employee Director as determined under the terms of the Plan.
1.2    “Beneficiary” means the person(s) or entity(ies) designated by the Non-Employee Director under Section 6.2 hereof who will receive the balance of the Non-Employee Director’s Account(s) in the event of his or her death.
1.3    “Board of Directors” or “Board” means the Board of Directors of the Company.
1.4    “Code” means the Internal Revenue Code of 1986, as amended from time to time.
1.5    “Committee” means the committee appointed by the Board (or the appropriate committee of the Board) to administer the Plan.
1.6    “Company” means Chesapeake Energy Corporation.
1.7    “Company Stock” means the common stock of the Company, par value $.01 per share.
1.8    “Deferral Agreement” means an agreement between a Non-Employee Director and the Company that specifies the percentage of Eligible Compensation the Non-Employee Director has elected to defer to the Plan.
1.9    “Eligible Compensation” means the cash retainer paid by the Company as compensation for services as a Non-Employee Director. In the event the Company pays Non-Employee Directors other cash compensation, such as committee fees or meeting fees, Eligible Compensation shall also include these forms of cash compensation.
1.10    “Fair Market Value” means (a) during such time as the Company Stock is listed upon the New York Stock Exchange or other exchanges or the Nasdaq/National Market System, the closing price of the Company Stock as reported by such stock exchange or exchanges or the Nasdaq/National Market System on the day for which such value is to be determined, or if no sale of the Company Stock shall have been made on any such stock exchange or the Nasdaq/National Market System that day, on the next preceding day on which there was a sale of such Company Stock or (b) during any such time as the Company Stock is not listed upon an established stock exchange or the Nasdaq/National Market System, the mean between dealer “bid”

and “ask” prices of the Company Stock in the over-the-counter market on the day for which such value is to be determined, as reported by the National Association of Securities Dealers, Inc.
1.11    “Non-Employee Director” or “Non-Employee Directors” means, at any given time, a member of the Board of Directors of the Company who is not an officer or present employee of the Company or any of its subsidiaries.
1.12    “Participant” means a Non-Employee Director who has elected to defer Eligible Compensation under this Plan.
1.13    “Plan” means the Chesapeake Energy Corporation Deferred Compensation Plan for Non‑Employee Directors.
1.14    “Section 409A” means Section 409A of the Code, and the regulations and other guidance issued by the Treasury Department and Internal Revenue Service thereunder.
1.15    “Separation from Service” means the date a Participant ceases to be a member of the Board; provided that, the determination of whether a “separation from service” has occurred shall be made in accordance with the meaning of “separation from service” under Section 409A.
1.16    “Stock Unit” means the unit of measurement which is deemed for bookkeeping and payment purposes to represent one outstanding share of Company Stock.
1.17    “Year” means each calendar year during the term of this Plan.
ARTICLE II
Participation
2.1    Deferral Elections. Each Non-Employee Director may elect to defer all or any portion of his or her Eligible Compensation under and subject to the terms of this Plan. All elections to defer shall be stated in a Deferral Agreement as a percentage of Eligible Compensation on forms approved by the Company.
2.2    Timing Requirement of Elections.

(a)
First Year of Eligibility – New Directors. In the case of a person who first becomes a Non-Employee Director during the Year, he or she may defer Eligible Compensation to be earned during such Year by completing and delivering to the Company a Deferral Agreement within thirty (30) days of becoming a Non‑Employee Director. The Deferral Agreement described in this paragraph becomes irrevocable as of the date delivered to the Company, and applies to Eligible Compensation earned on and after the date the Deferral Agreement becomes irrevocable.

(b)
Prior Year Election – Existing Directors. In the case of existing Non-Employee Directors and newly-elected Non-Employee Directors who do not satisfy the timing requirements in paragraph (a) above, he or she may defer Eligible Compensation by completing and delivering to the Company a Deferral Agreement no later than December 31 of the Year prior to the Year in which the Eligible Compensation to be deferred is earned. The Deferral Agreement described in this paragraph becomes irrevocable as of December 31 of the Year prior to the Year in which the Eligible Compensation to be deferred is earned.

2.3    Evergreen Deferral Agreement. A Participant’s Deferral Agreement will automatically continue to apply to Eligible Compensation earned in subsequent Years, until such Participant completes and delivers to the Company a subsequent Deferral Agreement terminating or modifying the existing Deferral Agreement. A subsequent Deferral Agreement will only be effective with respect to Eligible Compensation earned on or after January 1 of the Year following the Year in which the subsequent Deferral Agreement is delivered to the Company. The subsequent Deferral Agreement will become irrevocable as of December 31 of the Year in which it is delivered to the Company.
ARTICLE III
Accounts and Investments
3.1    Establishment of Account. The Company will establish and maintain a separate Account in the name of each Participant who has elected to defer Eligible Compensation under the Plan.
3.2    Deemed Account Investment. The Company shall credit a Participant’s Account, as of the date the Eligible Compensation would have been otherwise payable, with the number of Stock Units determined by dividing the deferred amount of the Participant’s Eligible Compensation by the Fair Market Value of a share of Company Stock on such date. Dividend equivalents with respect to Company Stock will also be credited to a Participant’s Account, as of the date dividends are paid to shareholders of Company Stock, in the form of additional Stock Units. The number of additional Stock Units shall be determined by dividing the dividends that would have been paid by the Company to the Participant’s Account as if actual shares of Company Stock had been purchased with his or her Eligible Compensation deferrals by the Fair Market Value of a share of Company Stock on such date. The calculations above may result in fractional Stock Units being credited to a Participant’s Account.
3.3    Limitations on Rights Associated with Stock Units. The Stock Units credited to a Participant’s Account shall be used solely as a device for the determination of the amount of the actual shares of Company Stock to be eventually distributed to the Participant in accordance with this Plan. The Stock Units shall not be treated as property or as a trust fund of any kind. Participants in this Plan shall not be entitled to voting or other stockholder rights with respect to Stock Units credited under this Plan.
ARTICLE IV
Distribution of Account
4.1    Manner of Distribution. Distribution of the Participant’s Account shall be made in actual shares of Company Stock. The number of shares of Company Stock distributed shall be equal to the number of Stock Units existing in the Account as of the last day of the month in which the Participant’s Separation from Service occurs. To the extent any fractional Stock Units exist in the Account as of the last day of the month in which the Participant’s Separation from Service occurs, distribution of such fractional Stock Units shall be made in cash based on the closing price of the Company Stock on the last day of such month.
4.2    Timing of Distribution. The actual shares of Company Stock (and, to the extent required by Section 4.1, cash) payable under this Plan in respect of a Participant’s Account shall be distributed to the Participant (or, in the event of his or her death, the Participant’s Beneficiary or estate) within sixty (60) days of the date of such Participant’s Separation from Service.
4.3    Responsibility for Taxes. The Participants and their respective Beneficiaries will be liable for payment of any and all income or other taxes imposed on amounts payable under this Plan unless the Company is otherwise required to withhold such amounts from the payment of the Account.

ARTICLE V
Administration, Amendment and Termination
5.1    Administration. This Plan shall be interpreted and administered by the Committee. Determinations made by the Committee pursuant to this Plan shall be final and binding on all parties. The Committee may authorize one or more of its members or any agent to act on its behalf, and may retain such legal, administrative, accounting and other services necessary to facilitate the administration of the Plan.
5.2    Amendment and Termination. This Plan may be amended, modified, or terminated by the Board at any time, except that no such action shall (without the consent of affected Participants or, if appropriate, their respective Beneficiaries or personal representatives) adversely affect the rights of Participants or Beneficiaries with respect to Eligible Compensation earned and deferred under this Plan prior to the date of such amendment, modification, or termination.
ARTICLE VI
Miscellaneous Provisions
6.1    Limitation on Participant’s Rights; Funding. This Plan shall only create a contractual obligation on the part of the Company as to such amounts and shall not be construed as creating a trust; provided, however, that the Company may, in its sole discretion, establish a grantor trust, commonly known as a rabbi trust, as a vehicle for accumulating assets to satisfy its obligations under the Plan. The Plan in and of itself has no assets. Participants shall have only the rights of general unsecured creditors of the Company with respect to amounts credited to or payable from their Account(s).
6.2    Beneficiary Designation. Subject to applicable laws (including any applicable community property and probate laws), each Participant may designate in writing the Beneficiary that the Participant chooses to receive any payments that become payable after the Participant’s death. A Participant’s Beneficiary designation shall be made on forms provided and in accordance with procedures established by the Company and may be changed by the Participant at any time before the Participant’s death. If a Participant fails to designate a Beneficiary or if such designation is ineffective, any payment that would have otherwise been made shall be paid to the Participant’s estate.
6.3    Benefits Not Transferable; Obligations Binding Upon Successors. Benefits of a Participant under this Plan shall not be assignable or transferable and any purported transfer, assignment, pledge or other encumbrance or attachment of any payments or benefits under this Plan, or any interest thereon, other than pursuant to Section 6.2, shall not be permitted or recognized. Obligations of the Company under this Plan shall be binding upon successors of the Company.
6.4    Section 409A. This Plan is intended to comply with Section 409A, to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Plan shall be construed in a manner consistent with that intention. Any provision required for compliance with Section 409A that is omitted from this Plan shall be incorporated herein by reference and shall apply retroactively, if necessary, and be deemed a part of this Plan to the same extent as though expressly set forth herein.
6.5    Governing Law; Severability. The validity of this Plan or any of its provisions shall be construed, administered, and governed in all respects under and by the laws of the State of Oklahoma. If any provisions of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

6.6    Headings Not Part of Plan. Headings and subheadings in this Plan are inserted for reference only and are not to be considered in the construction of this Plan.
CHESAPEAKE ENERGY CORPORATION
By: /s/ Martha A. Burger
Martha A. Burger
Senior Vice President, Human and Corporate Resources

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